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Exhibit 10.21

EMPLOYMENT AGREEMENT

        AGREEMENT, effective as of August 26, 2004 by and between Merisant Company, a Delaware corporation (the "Company") and Etienne J. Veber (the "Employee").

        IN CONSIDERATION OF the mutual covenants herein contained, and other good and valuable consideration, the parties hereto agree as follows:

        1.    Employment.

        The Company hereby employs the Employee, and the Employee agrees to serve as an employee of the Company during the Period of Employment, as defined in Section 2, in the position and with the duties set forth in Section 3 and at the Company's corporate headquarters. During the Period of Employment, the Employee also agrees to serve, if elected, as a Director of the Board of Directors of the Company (the "Board") and the Board of Directors of any of the Company's subsidiaries or its parent, Merisant Worldwide, Inc., a Delaware corporation ("Parent"), as well as a member of any committee of the Board or of any such Board of Directors to which the Employee may be elected or appointed. The Employee's nomination to stand for election to the Board shall be at the sole discretion of the Board and the Nominating and Governance Committee of the Board. It is agreed and understood that the Employee shall resign as a Director of the Company and any of its subsidiaries and Parent immediately upon the termination of his employment hereunder for any reason.

        2.    Period of Employment.

        The Employee shall be employed by the Company for the period commencing on the effective date hereof (the "Effective Date") and ending on the third anniversary of the Effective Date. Commencing on the third anniversary of the Effective Date and on each anniversary thereof, the Employment Period shall be automatically extended by one year, unless (x) the Employee gives the Company at least 60 days' prior written notice of, or (y) the Company gives the Employee at least 60 days' prior written notice of, in accordance with Section 13 hereof, the intention not to extend the Period of Employment. Notice by the Company not to extend the Period of Employment shall not be treated as a termination by the Company without Cause for purposes of Section 6. The Period of Employment may be terminated prior thereto as provided in Section 6.

        3.    Position and Duties.

        The Employee shall serve as the Chief Executive Officer of the Company and Parent, reporting to the Board of the Company and the Board of Directors of Parent (the "Parent Board"), respectively, with duties, responsibilities and authority as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States or any other duties and responsibilities of a member of senior management of the Company or Parent, respectively, consistent with the foregoing which may be assigned to the Employee by the Board or the Parent Board, respectively. Subject to Section 6(e), nothing in the foregoing shall preclude the Company or Parent from making any organizational and reporting changes it may deem necessary or appropriate to most effectively operate the business of the Company and Parent. The Employee shall perform faithfully and loyally and to the best of the Employee's ability the duties assigned to the Employee hereunder and shall devote the Employee's full business time, attention and efforts to the affairs of Parent and the Company and its subsidiaries during the period of Employment, provided, however, that the Employee may engage in activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the board of directors of up to two (2) for-profit organizations, and management of personal investments, to the extent that such other activities do not materially interfere with the performance of Employee's duties under this Agreement, or conflict with the Code of Business Conduct and Ethics of Parent or violate the terms of any of the covenants contained in Section 7 or 8 hereof.

        4.    Compensation.

          (a)    Base Salary.

          As compensation for the services of the Employee hereunder, the Company shall pay to the Employee during the Period of Employment an initial base salary at the annual rate of Four Hundred Thousand Dollars ($400,000), payable in accordance with the Company's regular payroll practices. The base salary shall be reviewed annually by the Compensation Committee of the Board at the same time as other senior officers of the Company. The Company may not decrease the base salary except as part of an across-the-board reduction in base salary applicable to other senior officers of the Company so long as such reduction affecting the Employee is not, on a percentage basis, higher than the average percentage reduction applied to the Company's other senior officers.

          (b)    Target Bonus.

          In addition to the base salary referred to in paragraph (a) of this Section, during the Period of Employment, the Employee shall be eligible to receive an annual cash bonus in accordance with the terms of the Company's Annual Incentive Plan or other annual bonus plan, as applicable, as determined by the Compensation Committee of the Board, in its sole discretion, with a target bonus opportunity as a percentage of base salary no less than One Hundred Percent (100%). The performance criteria under the Annual Incentive Plan or other annual bonus plan shall be determined by the Compensation Committee of the Board within forty-five (45) days after the beginning of the applicable fiscal year. The annual cash bonus in respect of any fiscal year shall be paid in accordance with the procedures specified by the Compensation Committee, but in no event later than ninety (90) days after the end of each fiscal year.

          (c)    Executive Compensation Plans.

          In addition to the cash compensation provided for in paragraphs (a) and (b) of this Section, the Employee, subject to meeting eligibility provisions and to the provisions of this Agreement, shall be entitled to be a participant in the Company's executive compensation plans generally available to senior officers of the Company, as presently in effect or as they may be modified by the Company from time to time, including, without limitation, the 2004 IDS Incentive Plan for so long as such plans are in effect and any deferred compensation plans and supplemental retirement plans.

        5.    Employee Benefits.

          (a)    Vacation and Sick Leave.

          The Employee shall be entitled to paid annual vacation and sick leave in accordance with the Company's policy for senior officers of the Company. In any event, the Employee will be entitled to a minimum of four (4) weeks paid vacation each fiscal year during the Period of Employment, with a carryover of up to two (2) weeks per fiscal year.

          (b)    Regular Reimbursed Business Expenses.

          The Company shall reimburse the Employee for all expenses and disbursements reasonably incurred by the Employee in the performance of the Employee's duties in accordance herewith during the Period of Employment, and provide such other facilities or services as the Company and the Employee may, from time to time, agree are appropriate, in each case in accordance with the Company's policies established from time to time for senior officers of the Company

          (c)    Employee Benefit Plans.

          In addition to the compensation provided for in Section 4 hereof, the Employee, subject to meeting eligibility provisions and to the provisions of this Agreement, shall be entitled to participate in employee benefit plans, practices, policies and programs and fringe benefits, on a basis no less favorable than that provided to other senior officers of the Company.

          (d)    Perquisites.

          During the Period of Employment, the Employee shall be entitled to the perquisites generally made available to other senior officers of the Company and the Company shall also pay for and provide for (i) additional term life insurance coverage in an amount of $1,000,000 and (ii) initiation fees and monthly dues for the luncheon/business club of which the Employee is a member as of August 1, 2004.

          (e)    Right to Change Plans.

          Subject to Section 6(e), nothing in this Agreement shall be construed to limit, condition or otherwise encumber the rights of the Company to amend, discontinue, substitute or maintain any benefit plan, program or perquisite.

        6.    Termination.

          (a)    Accrued Benefits.

          In the event of the termination of the Employee's Period of Employment hereunder for any reason, the Employee (or his estate or representative, as applicable) shall be entitled to receive his Accrued Benefits. For purposes of this Agreement, "Accrued Benefits" means collectively the following: (i) any earned but unpaid base salary through the last day of the Period of Employment, (ii) any earned but unpaid annual cash bonus or other incentive award for the fiscal year prior to the fiscal year during which the Period of Employment ends, (iii) any accrued but unpaid vacation pay, (iv) any reimbursable business expenses or unpaid perquisites through the last day of the Period of Employment, (v) any vested benefits, including performance awards under the 2004 IDS Incentive Plan, through the last day of the Period of Employment in accordance with the Company's employee benefit plans or programs and executive compensation plans, and (vi) any benefit continuation and/or conversion rights in accordance with the Company's employee benefit plans or programs.

          (b)    Termination on Account of Death or Disability.

          If during the Period of Employment the Employee's employment terminates on account of death or Disability, the Period of Employment shall be immediately terminated and the Employee and, in the case of the Employee's death or Disability, the Employee's estate or representative as applicable, shall be entitled under this Agreement to be paid his Accrued Benefits and within ninety (90) days following the end of the Company's fiscal year in which the termination of the Employee's employment occurs, a lump sum cash amount equal to the result of multiplying (x) the bonus the Employee would have received under the Company's Annual Incentive Plan or other annual bonus plan for such fiscal year, based on the performance criteria set forth in such annual bonus plan for such fiscal year by (y) a fraction, the numerator of which is the number of days elapsed in the fiscal year in which the termination of employment occurs through the date of termination, and the denominator of which is 365 reduced, if applicable, by any amounts paid from the Company's Annual Incentive Plan or other annual bonus plan for the fiscal year in which termination of employment occurs.

          (c)    Termination Without Cause.

          The Company may terminate the Period of Employment without Cause at any time upon sixty (60) days' prior written notice to the Employee. If the Company should terminate the Period of Employment without Cause prior to a Change in Control or more than twenty-four (24) months after a Change in Control, the Employee shall be entitled to his Accrued Benefits. In addition, provided that the Employee executes the mutual release and non-disparagement agreement referred to in paragraph (h) of this Section, the Employee will be entitled to the following separation payments:

            (i)    severance compensation equal to continued payment for twenty-four (24) months of the Employee's base salary and annual cash bonus at target under the Company's Annual Incentive Plan or other annual bonus plan at the rate in effect immediately prior to termination of employment, which shall be paid in accordance with the Company's regular payroll practices reduced, if applicable, by any payments to which the Employee is entitled under any other severance plan of the Company;

            (ii)   within ninety (90) days following the end of the Company's fiscal year in which the termination of the Employee's employment occurs, a lump sum cash amount equal to the result of multiplying (x) the bonus the Employee would have received under the Company's Annual Incentive Plan or other annual bonus plan for such fiscal year, based on the performance criteria set forth in such annual bonus plan for such fiscal year by (y) a fraction, the numerator of which is the number of days elapsed in the fiscal year in which the termination of employment occurs through the date of termination, and the denominator of which is 365 reduced, if applicable, by any amounts paid from the Company's Annual Incentive Plan or other annual bonus plan for the fiscal year in which termination of employment occurs;

            (iii)  pro rata vesting in all unvested performance awards under the Company's 2004 IDS Incentive Plan, equal to the result of multiplying (i) the payment the Employee would have received with respect to such awards, based on the Company's overall performance under the Plan during the applicable performance period through the end of the fiscal year in which the termination of the Employee's employment occurs by (ii) a fraction, the numerator of which is the number of days elapsed from the beginning of the performance period for such performance awards to the date of the Employee termination of employment and the denominator of which is the total number of calendar days in the performance period; provided, however, that if the Company terminates the Period of Employment without Cause or the Employee terminates the Period of Employment for Good Reason at any time during the first three (3) years of the Period of Employment, then, as illustrated in Annex A hereto, (i) in lieu of the pro rata vesting described above, the Employee shall be entitled only to full vesting of his initial performance award under the Company's 2004 IDS Incentive Plan, (ii) the amount payable to the Employee under such award shall be equal to three (3) times the amount otherwise payable under such award based upon the Company's actual performance during the applicable performance period, which amount shall be payable, if at all, under the terms of the Plan and such award and shall be no greater than three (3) times the amount of the award that would have been payable at 100% of target, and (iii) any other awards under the Company's 2004 IDS Incentive Plan will be forfeited; provided further, that, in the event that no award is granted under the 2004 IDS Incentive Plan, the Company will work in good faith to develop and grant to the Employee a long-term incentive award with substantially the same potential payout to the Employee (taking into account the Employee's participation in the Company's Key Executive Performance & Retention Plan) as the currently contemplated initial performance award grant under the 2004 IDS Incentive Plan.

            (iv)  continuation of the Employee's group health insurance, dental insurance, vision insurance, long-term disability insurance and life insurance with respect to Employee and his dependents for the greater of (i) the period provided pursuant to the terms of the plan or (ii) if the coverage or insurance is subject to Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the COBRA continuation period. In any case, for the 18-month period immediately following the termination of the Employee's employment (and only for such period), the costs of such continuation shall be shared by the Company and the Employee in the same proportion as such costs are shared by active employees of the Company. Notwithstanding the foregoing, in the event the Employee becomes reemployed with another employer and becomes eligible to receive any of the benefits under the employee benefit plans referred to in the preceding sentence from such employer, the Employee and the Employee's dependent's shall no longer be entitled to continued participation in the applicable employee benefits plan; and

            (v)   senior executive level outplacement services for a period of twelve (12) months provided by an outplacement firm selected by the Employee and approved by the Company (such approval not to be unreasonably withheld) and paid for by the Company.

          (d)    Termination by Employee without Good Reason; Termination by the Company for Cause.

          The Employee shall have the right, upon sixty (60) days' prior written notice to the Company, to terminate the Period of Employment without Good Reason. The Company may terminate the Period of Employment for Cause at any time. Notwithstanding the foregoing, the Company shall not be deemed to have terminated the Period of Employment for Cause unless (i) the Company gives written notice to the Employee stating in reasonable detail the events which constitute Cause, (ii) such notice is given within the later of (x) thirty (30) days of the occurrence of such events or (y) the date the Company knows of the event constituting Cause and, (iii) if the Board determines, in its sole discretion, that such failure or material breach is reasonably susceptible to cure, the Employee does not effect a cure within thirty (30) days after the receipt of the written notice referred to in clause (i) from the Company. If the Employee should terminate the Period of Employment without Good Reason or the Company should terminate the Period of Employment for Cause, the Employee shall be entitled under this Agreement to his Accrued Benefits.

          The exercise by the Company of its right to terminate the Employee's employment for Cause shall not abrogate the rights or remedies of the Company in respect of the circumstances giving rise to such termination.

          (e)    Termination for Good Reason.

          The Employee may terminate the Period of Employment for Good Reason. If the Employee should terminate the Period of Employment for Good Reason prior to a Change in Control or more than twenty-four (24) months after a Change in Control, the Employee shall be entitled to his Accrued Benefits. In addition, provided that the Employee executes the mutual release and non-disparagement agreement referred to in paragraph (h) of this Section the Employee will be entitled to the separation payments delineated in paragraph (c)(i)-(v) of this Section.

          (f)    Expiration of Period of Employment.

          If the Period of Employment ends due to the expiration thereof as a result of notice by the Company not to extend the Period of Employment in accordance with Section 2, the end of the Period of Employment shall constitute and be considered a termination pursuant to paragraph (c) of this Section and shall entitle the Employee to his Accrued Benefits and the separation payments delineated in paragraph (c)(i)-(v) of this Section.

          (g)    Termination Before or After a Change in Control.

          If within twenty-four (24) months after a Change in Control, the Company should terminate the Period of Employment without Cause or the Employee should terminate the Period of Employment for Good Reason, the Employee shall be entitled to the same separation payments and benefits as provided under paragraph (c) of this Section, subject to the following modifications:

            (i)    the severance compensation referred to in clause (i) of paragraph (b) shall be paid in a lump sum within thirty (30) days following the Employee's termination of employment;

            (ii)   the pro rata bonus referred to in clause (ii) of paragraph (c) shall (x) be paid within thirty (30) days following the Employee's termination of employment and (y) be based on the Employee's target bonus under the Company's Annual Incentive Plan or other annual bonus plan for the fiscal year in which the Employee's termination of employment occurs; and

            (iii)  the pro rata or full vesting, as applicable, in unvested performance award under the Company's 2004 IDS Incentive Plan referred to in clause (iii) of paragraph (c) shall (x) be paid within thirty (30) days following the Employee's termination of employment and (y) be based on target under the terms of the Plan and such awards.

            (iv)  if the Employee incurs an excise tax imposed on "excess parachutes payments" under Internal Revenue Code Section 4999, as defined in Code Section 280G, on account of any amount paid or payable to, or for the benefit of, the Employee by the Company or its stockholders or affiliates in respect of obligations of the Company, in each case, in respect of this Agreement or any of the Company's incentive and benefit plans, then the Company shall pay the Employee an amount equal to the sum of (x) the excise taxes payable on such excess parachutes payments, plus (y) an additional amount such that after payment of all taxes on such additional amount there remains a balance sufficient to pay taxes actually due and payable on the payment made in clause (x).

          Amounts shall be payable under this paragraph (g) if (i) there is a Change in Control at a time when the Employee is employed by the Company or (ii) notwithstanding anything in the above to the contrary, such termination occurs prior to a Change in Control and it is reasonably demonstrated by the Employee that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control.

          (h)    Definitions.

          For purposes of this Agreement:

            (i)    "Cause" shall mean: the refusal or continued willful failure by the Employee to perform substantially his duties with the Company (other than any failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Employee by the Company which identifies in reasonable detail the manner in which the Employee has not substantially performed his duties; engaging in illegal conduct or gross misconduct which causes financial or reputational harm to the Company; habitual abuse of narcotics or alcohol; material breach of any written policy of Company or a subsidiary, including the Company's Code of Business Conduct and Ethics; fraud or material dishonesty in connection with the business of Company or a subsidiary; any material breach by the Employee of one or more of the covenants contained in Section 7 or 8 hereof; and any violation of a statutory or common law duty of loyalty to the Company or any of its subsidiaries. For purposes of this definition, acts or omissions of the Employee shall not be considered "willful" unless done or omitted by the Employee (A) intentionally or not in good faith and (B) without the reasonable belief that the Employee's action or omission was consistent with the direction of the Board, and shall not include failure to act resulting from incapacity due to physical or mental impairment.

            (ii)   "Change in Control" shall mean:

              (1)   acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50 percent of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following (A) any acquisition directly from the Company, if a majority of the Incumbent Board (as such term is defined below) approve a resolution expressly providing that such acquisition does not constitute a Change in Control under this clause (A), (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, or a corporation controlled by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) any acquisition by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (3) of this definition; provided further, that for purposes of clause (B), if any Person other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner within the meaning of Rule 13d-3 promulgated under the Exchange Act (the "Beneficial Owner") of more than 50 percent of the Outstanding Common Stock or of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the Beneficial Owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such Beneficial Ownership is publicly announced, such additional Beneficial Ownership shall constitute a Change in Control;

              (2)   individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of this Agreement, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or

              (3)   consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (x) all or substantially all of the individual or entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Beneficially Own") directly or indirectly, more than 50 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns all or substantially all of the outstanding stock of the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (y) no Person (other than the Company or a corporation controlled by the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, or any Person that Beneficially Owned, immediately prior to such Corporation Transaction, directly or indirectly, more than 50 percent of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will Beneficially Own, directly or indirectly, more than 50 percent of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (2) individuals who were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or (d) consummation of a plan of complete liquidation or dissolution of the Company.

      For purposes of clarification, the initial public offering of the income deposit securities of Parent shall not be a Change in Control.

            (iii)  "Disability" shall mean the inability of Employee for a period of 120 consecutive days or 180 days in any twelve month period to render substantially the services required of Employee under this Agreement by reason of mental or physical impairment, whether resulting from illness, accident or otherwise.

            (iv)  "Good Reason" shall mean the occurrence of any of the following without the Employee's express written consent: (i) a reduction by the Company in Employee's base salary or target bonus opportunity as in effect on the date of this Agreement or, in the event of a Change in Control, as in effect immediately prior to the Change in Control, it being understood that a change in the performance criteria applicable under any bonus plan, including the 2004 Annual Incentive Plan, shall not be Good Reason hereunder; (ii) the Company's failure to keep in effect retirement, health and welfare benefits plans, and executive compensation plans under which Employee is eligible to receive benefits substantially similar in value in the aggregate to the benefits Employee is eligible to receive under such plans as of December 31, 2004 or, in the event of a Change in Control, the day prior to the effective date of the Change in Control, it being understood that a change in the performance criteria applicable for awards under any incentive or bonus plan, including the 2004 IDS Incentive Plan and the 2004 Annual Incentive Plan, shall not be Good Reason hereunder, (iii) the Company's requiring Employee to be based anywhere more than fifty (50) miles from where Employee's principal place of employment is located on the date of this Agreement or, in the event of a Change in Control, immediately prior to the Change in Control; (iv) a change in the duties or reporting responsibilities of Employee that is inconsistent in any substantial adverse respect with Employee's positions, duties or responsibilities as in effect on the effective date of this Agreement or, in the event of a Change in Control, immediately prior to the Change in Control (including any material adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph; (v) failure by Company to obtain a satisfactory agreement from any Successor (as defined in Section 9) to assume and agree to perform this Agreement as provided in Section 9; and (vi) the Employee's failure to be nominated as a member of the Board during the Period of Employment. Notwithstanding the foregoing, the Employee shall not be deemed to have terminated the Period of Employment for Good Reason unless the Employee gives thirty (30) days' prior written notice to the Company stating in reasonable detail the events which constitute Good Reason, such notice is given within the later of (i) thirty (30) days of the occurrence of such event or (ii) the date the Employee knows of the event constituting Good Reason and, if such failure or breach is reasonably susceptible to cure the Company does not effect a cure within such 30-day period.

          (i)    Mutual Release and Non-Disparagement Agreement.

          As a condition of the receipt of the separation payments and benefits under paragraphs (c), (e), (f) and (g) of this Section, the Employee must execute a separation agreement, in form and substance reasonably satisfactory to the Company and the Employee, containing provisions under which the parties (i) release each other, including the Company, its subsidiaries and the officers, employees and agents of Company and its subsidiaries, from all liability arising out of, or in connection with Employee's employment and termination of employment with the Company and (ii) agree not at any time to publicly denigrate, ridicule or intentionally criticize each other including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the news media; provided, however, that nothing herein shall prohibit the Company from making disclosure reasonably required under the federal securities laws and the rules of the Securities and Exchange Commission promulgated thereunder and the rules of any stock exchange or national securities market on which the Company's securities are traded. If an arbitrator determines that the Employee has materially breached the terms of such separation agreement, the Company may immediately cease all payments to the Employee under this Agreement, may seek recovery of payments received by the Employee under this Agreement and shall be entitled to an injunction, restraining order or other equitable relief restraining any such material breach. If an arbitrator determines that the Company, its subsidiaries or the officers, employees and agents of the Company have materially breached the terms of such separation agreement, the Employee shall be entitled to an injunction, restraining order or other equitable relief restraining any such material breach.

          (j)    No Mitigation.

          Upon termination of the Period of Employment, the Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement. Amounts due to the Employee under this Agreement shall not be subject to offset by the Company for any claims the Company may have against the Employee, unless otherwise specifically agreed to in writing by the Employee.

        7.    Confidential Information

        The Employee reaffirms and agrees that at all times during the Period of Employment and thereafter the Employee will comply with the terms of the Confidentiality Agreement attached as Exhibit A hereto.

        8.    Non-competition and Non-solicitation Agreement.

          (a)    Non-Compete.    Without the consent in writing of the Board, during the Period of Employment and for the period of (x) twelve months following termination of employment for any reason other than those specified in clause (y) and (y) 24 months following termination of employment by the Company without Cause or by the Employee for Good Reason, the Employee will not permit the Employee's name to be used by, or engage in, or carry on, directly or indirectly, either for the Employee or as a member of a partnership or as a stockholder, member, manager, investor, officer or director of a corporation, limited liability company or similar entity or as an employee, agent, associate or consultant of any person, partnership, corporation, limited liability company or similar entity, any business in competition with the business carried on by the Company or any of its subsidiaries within the geographical areas in which the Company or its subsidiaries are conducting their business operations or providing services as of the date of the Employee's termination of employment (a "Competitive Enterprise"). The names of the Competitive Enterprises as of the date of this Agreement are set forth on Exhibit B. The Company shall furnish the Employee with an updated Exhibit B at least annually, provided, however, that in no event shall the number of Competitive Enterprises exceed ten (10) such Competitive Enterprises. Notwithstanding the preceding sentence, the Employee shall not be prohibited from owning less than five percent (5%) of the equity of any publicly traded entity.

          (b)    Non-Solicit.    During the Period of Employment, and for the period of (x) twelve months following termination of employment for any reason other than those specified in clause (y) and (y) 24 months following termination of employment by the Company without Cause or by the Employee for Good Reason, the Employee shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Customer to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Customer that would cause the Employee to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a Customer or (iv) Solicit anyone who is then an executive of the Company (or who was an executive of the Company on the date of the Employee's termination of employment or within the prior 12 months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

          For purposes of this Agreement, (i) a "Customer" means any customer or prospective customer of the Company or its subsidiaries to whom the Employee provided services, or for whom the Employee transacted business, or whose identity became known to the Employee in connection with the Employee's relationship or employment with the Company or its subsidiaries, and (ii) "Solicit" means any direct or indirect communication of any kind, regardless of who initiates it, that in any invites, advises, encourages or requests any person to take or refrain from taking any action.

          (c)    Effect of Material Breach.    In the event the Employee materially breaches the provisions of paragraphs (a) or (b) of this Section, the Company may immediately cease all payments to the Employee under this Agreement, may seek recovery of payments received by the Employee under this Agreement and shall be entitled to seek an injunction, restraining order or other equitable relief restraining any such material breach, and monetary damages for such material breach; provided, however, that nothing in the preceding shall prohibit or otherwise impact the Employee's right or ability to dispute that a material breach has occurred.

        9.    Successor of Company.

        The Company will require any Successor to expressly assume and agree, by an agreement in form and substance satisfactory to the Employee, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if it no such succession had taken place. Failure of the Company to obtain such assent at least five business days prior to the time a person becomes a Successor (or if the Company does not have at least five business days after having notice that a person may become a Successor, within three business days after having notice that such person may become or has become a Successor) shall constitute Good Reason and, if a Change in Control of the Company has occurred or thereafter occurs, shall entitle the Employee to the benefits provided in paragraph (d) of Section 6. For purposes of this Agreement, "Successor" shall mean any person that purchases all or substantially all of the assets of the Company or obtains or succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of voting securities or otherwise.

        10.    Resolution of Disputes.

        Any dispute or controversy arising under or in connection with Employee's entitlements under this Agreement shall be settled exclusively by arbitration in Chicago, Illinois by one arbitrator in accordance with the National Rules For The Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The expenses of arbitration and reimbursement of the prevailing party's reasonable legal fees, costs and expenses shall be as determined by the arbitrator in the arbitrator's sole discretion.

        11.    Legal Fees.

        Company shall reimburse the Employee for all reasonable legal costs and fees and related expenses incurred by Employee seeking to obtain or enforce any payment, benefit or right provided by this Agreement after a Change in Control if the Employee's claim is substantially upheld by a court or an arbitration panel.

        12.    Governing Law.

        This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of Illinois without reference to rules relating to conflicts of law. If under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

        13.    Notices.

        All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 13:

  (a)
  Employee, to:
  Etienne J. Veber
  835 W. Fullerton Ave.
  Chicago, Illinois 60614

  (b)
  Company, to:
  Merisant Company
  10 S. Riverside Plaza
  Suite 850
  Chicago, Illinois 60606
  Attention: General Counsel
  Facsimile No. (312) 840-5347

        14.    Miscellaneous.

          (a)    Entire Agreement.

          This Agreement, any attachments hereto, the employee benefit plans referenced herein and any agreements thereunder and the Indemnification Agreement existing as of the date hereof between the Company and the Employee constitute the entire understanding between the Company and the Employee relating to the employment of the Employee by the Company and supersede and cancel all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. In the event of any inconsistency between this Agreement and any other agreement or document referred to herein, the terms of this Agreement shall govern. This Agreement may be amended but only by a subsequent written agreement of the parties. This Agreement shall be binding upon and shall inure to the benefit of the Employee, the Employee's heirs, executors, administrators and beneficiaries, and the Company and its successors. This Agreement may not be assigned by one party without the express prior written consent of the other party; provided, however, that, immediately upon the consummation of the initial public offering of Parent's income deposit securities the rights and obligations of the Company hereunder shall be automatically assigned to Parent and, from and after such time, the "Company" as used herein shall mean Parent.

          (b)    Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c)    Withholding Taxes.

          All amounts payable to the Employee under this Agreement shall be subject to applicable withholding of income, wage and other taxes if required by applicable law.

          (d)    Survival.

          Sections 7, 8, 10, 11, 12, 13 and 14 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Period of Employment and/or this Agreement.

          (e)    Fees.

          The Company shall pay the legal fees incurred by the Employee incurred in connection with the preparation and negotiation of this Agreement up to a maximum of $5,000 promptly after receipt of reasonably detailed invoice(s) relating thereto.

          (f)    Counterparts.

          This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          (g)    Construction.

          The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

MERISANT COMPANY
By:	/s/ WARREN B. GRAYSON Vice President, General Counsel
/s/ ETIENNE J. VEBER Etienne J. Veber

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  Exhibit 10.21